Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-203415, 333-208988, 333-224990) and Form S-8 (Nos. 333-202569, 333-222255, 333-228825, 333-249608) of Bluerock Residential Growth REIT, Inc. of our report dated February 26, 2019, relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BDO USA, LLP

Troy, Michigan
February 23, 2021

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.